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[CAMBREX LOGO]
CAMBREX CORPORATION                          NEWS RELEASE

One Meadowlands Plaza
East Rutherford, NJ 07073
Tel: (201) 804-3000   Fax: (201) 804-9852    Release Date:  November 29, 2001

                                             Contact:  Salvatore Guccione
                                                       Senior Vice President/CFO
                                                       201-804-3020

                                                       Anne-Marie Hess
                                                       Director, Investor
                                                       Relations & Corporate
                                                       Communications
                                                       201-804-3062


              CAMBREX ANNOUNCES $430 MILLION REVOLVING CREDIT LINE

                  East Rutherford, NJ - November 29, 2001 - Cambrex Corporation (NYSE: CBM) announced today they have successfully obtained new credit facilities from a group of banks led by JPMorganChase, New York, N.Y., as lead arranger and administrative agent. The credit facilities provide for an aggregate amount of $430 million, consisting of a 364-day renewable, senior revolving credit facility for $161,250,000, and a 5-year senior revolving credit facility in the amount of $268,750,000. The 5-year agreement will expire in November 2006. The new agreements renew and extend the approximately $300 million of existing bank debt which was scheduled to mature in September 2002.

         Sal Guccione, Senior Vice President and Chief Financial Officer, Cambrex, commented, "We are pleased to announce our new revolving credit agreement. The new facilities enhance our financial position and will help us continue to grow our businesses."

          Cambrex is a global, diversified life science company dedicated to providing high quality products and services to help accelerate drug discovery, development, and manufacturing processes for our pharmaceutical, biopharmaceutical, biotechnology, and research customers.
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         Various statements made in this press release may constitute
"forward-looking" statements for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act and Rule 3B-6 under The Exchange Act. The forward-looking statements may be indicated through use of the words "intend," "may," "expected," "plan," and other words of similar meaning. The forward-looking statements contained herein may involve technological and competitive risks and uncertainties that exist in the Company's operations and business environment that may cause results to differ materially from the Company's expectations. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to factors detailed in the Cambrex's Annual Report on Form-10K and other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update or revise any forward-looking statements.

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